Exhibit 10.18

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into by and between Rodan & Fields, LLC, a California limited liability company with its principle place of business at 111 Maiden Lane, Suite 600, San Francisco, CA 94108 (“Licensee”) and Helix BioMedix, Inc., a Delaware, United States corporation with its principle place of business at 22118 20th Avenue SE, Suite 204, Bothell, WA 98021 (“Licensor”).

1. Certain Definitions.

1.1 An “Affiliate” of a party means an entity directly or indirectly controlling, controlled by or under common control with that party, where control means the ownership or control, directly or indirectly, of more than 50% of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

1.2 “Disclosing Party” means a party hereto that discloses its Proprietary Information to the other party.

1.3 “Distribution Channel” means Licensee’s direct marketing and sales distribution channel and related Internet and retail sales distribution channels.

1.4 “Market” means the cosmetic- and over-the-counter- personal care products market.

1.5 “Peptides” means Licensor’s proprietary bioactive peptides.

1.6 “Products” means final, marketable cosmetic or over-the-counter personal skin care formulations developed by Licensee hereunder.

1.7 “Product Unit” means an individual Product stock keeping unit (SKU).

1.8 “Proprietary Information” of a Disclosing Party means the following, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise: information relating to the properties, composition, or structure of technology or the manufacture or processing thereof or machines therefor or to the Disclosing Party’s business (including, without limitation, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics, and other technical, business, financial, customer and product development plans, forecasts, strategies and information). In particular, but without limitation, the Peptides and their properties, composition, and structure, and the Technology, are Proprietary Information of Licensor.

1.9 “Proprietary Rights” means patent rights, copyrights, trade secret rights and all other intellectual and industrial property rights of any sort.

1.10 “Receiving Party” means a party hereto that receives Proprietary Information of the other party.

Confidential treatment has been requested for portions of this exhibit. This exhibit omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.11 “Technology” means Licensor’s Pip3™ Technology, as described in Exhibit A.

2. License Grant. Subject to all the terms and limitations of this Agreement, Licensor hereby grants Licensee a non-exclusive worldwide license, without the right of sublicense, under Licensor’s Proprietary Rights in the Technology solely for (i) use of the Technology with the Peptides incorporated into Products developed by Licensee hereunder and (ii) marketing, selling and distributing the Products in the Market through the Distribution Channel. As a limitation on the scope of this license and as a covenant of Licensee, no Peptides or Technology may be marketed, sold, licensed or distributed directly or indirectly by or under the authority of Licensee other than as formulated into Products developed by Licensee as provided hereunder.

3. Licensor Scientific Support Services. Licensor will provide to Licensee reasonable access to Licensor’s laboratory facilities and assistance by Licensor’s scientific personnel in connection with technology studies and marketing support technology claims with respect to the Products and the Technology.

4. Product Development, Launch and Marketing Efforts. Subject to Section 6.1 and the other provisions in this Agreement, Licensee will use best commercial efforts to develop Products using the Technology, to launch ***, and to market the Products in accordance with the terms and conditions of this Agreement. Licensor agrees to cooperate with Licensee’s efforts to develop and market Products using the Technology and to provide scientific and/or technical assistance to Licensee upon Licensee’s reasonable request.

5. Marks and Marking. Except to the extent otherwise decided by Licensor, all promotional materials and packaging of Licensee relating to the subject matter of this Agreement will include (in easily readable, non-obscured type that is of reasonable size in light of the other names and notices) any reasonable patent, patent application or other proprietary markings and notices of Licensor or its licensors. Upon reasonable written notice but no more than once every 12 months during which this Agreement is in effect, Licensor will have the right to audit Licensee’s promotional materials, packaging or statements regarding the Products or any mark, name or designation of Licensor or its licensors to ensure compliance with terms of this Section 5. Except as expressly provided herein, Licensee has no right or license with respect to, and will not use or register, any mark, name or designation of Licensor or its licensors anywhere in the world, and use of any Licensor mark and any related goodwill will inure to Licensor’s benefit.

6. Royalties; Audit.

6.1 In lieu of paying Licensor an up-front license fee, Licensee agrees to spend a minimum of *** on a controlled study for the purpose of validating the benefits of the Technology, which study shall be completed within 12 months of the Effective Date of this Agreement, and to promptly provide Licensor with copies of all documents and reports prepared in connection with such study, subject to the confidentiality provisions set forth in this Agreement. Nothing in this Agreement shall obligate Licensee to sell or market Products if Licensee, in its reasonable discretion, determines that the controlled study referenced in this Section 6.1 does not validate the benefits of the Technology.

6.2 Subject to the provisions of Section 6.1 above, Licensee will pay Licensor a royalty of *** from the sale of each Product Unit. In the event that multiple Product Units are distributed in kits or packages, such royalty will be payable with respect to each individual Product Unit contained in any such kit or package. ***.

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6.3 Royalties shall be paid within 45 days of the end of each calendar quarter with respect to royalty-bearing sales occurring in that quarter and will be accompanied by a statement indicating the associated sales and royalties payable, itemized by Product. Royalties shall be paid by Licensee in U.S. dollars. Any amount payable hereunder that is not paid on the date that it becomes due will bear interest, calculated based on the number of days such payment is late and compounded monthly, at a rate of the lesser of (i) 1% per month or (ii) the maximum rate permitted by applicable law.

6.4 Licensee shall keep and maintain detailed and accurate books and records with regard to Product sales, royalties and the calculation thereof. Licensor or its representatives (or, at Licensor’s option, a reputable independent certified public accounting firm selected by Licensor) shall be entitled to review and audit such books and records from time to time during normal business hours upon reasonable notice to Licensee and at Licensor’s expense; provided that Licensee will bear any such expense if the review or audit shows an underpayment of more than 5% for any quarter or in the aggregate.

7. Nonsolicitation. During the term of this Agreement and for one (1) year thereafter, neither party will solicit any employee, consultant or contractor of the other to leave the employ of the other.

8. Confidentiality. Each party recognizes the importance to the other of the other’s Proprietary Information. In particular Licensee recognizes that the Peptides and Technology and other of Licensor’s Proprietary Information (and the confidential nature thereof) are critical to the business of Licensor and that Licensor would not enter into this Agreement without assurance that such technology and information and the value thereof will be protected as provided in this Section 8 and elsewhere in this Agreement. Accordingly, each party agrees as follows:

8.1 The Receiving Party agrees: (i) to hold the Disclosing Party’s Proprietary Information in confidence and to take reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials); (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person; (iii) not to make any use whatsoever at any time of such Proprietary Information except as expressly authorized in this Agreement; and (iv) not to remove or export from the United States or reexport any such Proprietary Information or any direct product thereof (e.g., Peptides, Technology or Products) except in compliance with and with all licenses and approvals required under applicable U.S. and foreign export laws and regulations, including without limitation, those of the U.S. Department of Commerce. Any employee, consultant or contractor given access to any such Proprietary Information must have a legitimate “need to know” and shall be similarly bound in writing.

8.2 Without granting any right or license, the Disclosing Party agrees that clauses (i), (ii) and (iii) of Section 8.1 shall not apply with respect to information the Receiving Party can document: (i) is in or (through no improper action or inaction by the Receiving Party or any Affiliate, agent or employee) enters the public domain (and is readily available without substantial effort); or (ii) was rightfully in its possession or known by it prior to receipt from the Disclosing Party; or (iii) was rightfully disclosed to it by another person without restriction; or (iv) was independently developed by it by persons without access to such information and without use of any Proprietary Information of the Disclosing Party. The Receiving Party must promptly notify the Disclosing Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence. In addition, the Receiving Party may make disclosures required by law, provided that the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to such disclosure, uses reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order, and has allowed the

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Disclosing Party to participate in the proceeding. Each party’s obligations under Section 8.1 will apply only to disclosures made during the term of this Agreement; however, such obligations will continue indefinitely with respect to disclosures made during that period.

8.3 Within thirty (30) days following the termination of this Agreement, the Receiving Party will return to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof.

8.4 The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief (without the posting of any bond) in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including, without limitation, lost profits and attorney’s fees, in connection with any breach or enforcement of the Receiving Party’s obligations hereunder or the unauthorized use or release of any such Proprietary Information. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 8 will constitute a material breach of this Agreement.

9. Notification of Infringement; Cooperation. If Licensee becomes aware of any product or activity of any third party that may involve infringement or violation of any Licensor patent or other Proprietary Right, then Licensee shall promptly notify Licensor in writing of such actual or potential infringement or violation. Licensor may in its discretion take or not take whatever action it believes is appropriate in response to any actual or potential infringement or violation of a Licensor patent or other Proprietary Right; if Licensor elects to take action, Licensee will fully cooperate therewith at Licensor’s expense, including joining as a party if necessary.

10. Effective Date, Term and Termination.

10.1 The Effective Date of this Agreement shall be the latest of the dates shown by the signatures below.

10.2 This Agreement will remain in effect for three (3) years from the Effective Date above unless terminated pursuant to this Section 10 or Section 6.1. This Agreement will automatically renew for successive one-year terms unless (i) Licensee provides notice of termination to Licensor at least 60 days before the end of the then-current term; (ii) Licensor provides notice of termination to Licensee at least 180 days before the end of the then-current term; or (iii) Licensee fails to make total royalty payments in the amount of *** by the end of the then-current term.

10.3 If a party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon 30 days’ notice (or 10 days’ notice in the case of nonpayment) unless the breach is cured within the notice period.

10.4 If Licensee fails to launch a Product within 18 months of the Effective Date of this Agreement, this Agreement shall automatically thereupon terminate.

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10.5 In the event Licensee, in its reasonable discretion, determines that the controlled study referenced in Section 6.1 does not validate the benefits of the Technology, Licensee shall have the right to terminate this Agreement upon thirty (30) days’ notice to Licensor.

10.6 In the event of any termination of this Agreement, all the rights and licenses granted Licensee under this Agreement shall terminate and Licensor’s obligations to provide goods, services, facilities, technology or information shall cease but all other provisions of this Agreement will continue in accordance with their terms.

10.7 Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement (or any part thereof) by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

10.8 Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

11. INCIDENTAL AND CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT. THE LIMITATIONS IN THIS SECTION 11 SHALL NOT APPLY TO BREACHES OF SECTION 8 (CONFIDENTIALITY) OR TO ACTIONS OF LICENSEE BEYOND THE SCOPE OF THE LICENSE GRANT HEREUNDER. THIS SECTION DOES NOT LIMIT LIABILITY FOR BODILY INJURY OF A PERSON.

12. LIMITATION OF OBLIGATIONS AND LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, LICENSOR WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF AMOUNTS PAID TO IT HEREUNDER BEFORE THE CAUSE OF ACTION AROSE. THIS SECTION DOES NOT LIMIT LIABILITY FOR BODILY INJURY OF A PERSON.

13. Insurance.

13.1 During the term of this Agreement, each party shall maintain commercial general liability insurance in amounts not less than *** per occurrence and *** annual aggregate from an underwriter who has an A.M. Best rating of A-VII or better, and naming the other party as an additional insured. Such commercial general liability insurance shall include but not be limited to contractual and product liability coverage. Licensee agrees that its general liability insurance shall include worldwide coverage prior to marketing or selling any Products outside of the United States. The liability policies required under this Section 13 shall be written as primary and non-contributing to not in excess of any coverage the other party may choose to maintain. The minimum amounts of insurance coverage required under this Section 13 shall not be construed to create a limit of a party’s liability hereunder.

13.2 Each party shall provide the other party with written evidence of such insurance at any time during the term of this Agreement promptly upon the request of the other party. Each party shall provide the other party with written notice at least 30 days prior to any cancellation, non-renewal or material change in such insurance. If a party does not obtain replacement insurance providing comparable

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coverage prior to the expiration of such 30-day period, the other party shall have the right to terminate this Agreement effective at the end of such 30-day period without any additional waiting periods.

13.3 Each party shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during the period that any Products are commercially marketed, distributed or sold under this Agreement.

14. Compliance with Applicable Law. Licensee shall comply with and shall, upon reasonable prior notice by Licensor, demonstrate such compliance with, the U.S. Foreign Corrupt Practices Act and all applicable export laws, restrictions, and regulations of any U.S. or foreign agency or authority, and shall obtain, and bear all expenses relating to, any necessary licenses and/or exemptions with respect to the export from the U.S. or elsewhere by Licensee or its agents of any Peptide (or any product or material containing, incorporating or based on any Peptide) or any Technology or other technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof).

15. Independent Contractors. The parties are independent contractors and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way.

16. Assignment. The rights and obligations of the parties under this Agreement may not be assigned or transferred (and any attempt to do so will be void), except that: (i) rights to payment of money may be assigned; and (ii) this Agreement and the rights and obligations hereunder may be assigned by Licensor to an acquiror of all or substantially all of its assets, business or capital stock.

17. WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSOR MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

18. Indemnification.

18.1 By Licensee. Licensee shall at all times during the term of this Agreement and thereafter indemnify defend and hold Licensor and its directors, officers, stockholders, employees, agents and affiliates (collectively, “Licensor Indemnitees”) harmless against any and all liabilities, losses, fines, penalties, damages, expenses of any kind whatsoever, including legal expenses and reasonable attorneys’ fees (collectively, “Losses”) that arise out of any claim, action, demand, suit, or proceeding brought against a Licensor Indemnitee by any third party to the extent attributable to or resulting from Licensee’s development, manufacture, marketing, sale, distribution, use or consumption of Licensee’s products or services (including, without limitation, any products that contain, incorporate or are based on Peptides and/or the Technology). Licensee’s indemnification obligations under this Section 18.1 shall not apply to any Losses to the extent that they are directly attributable to the grossly negligent activities or intentional misconduct of any of the Licensor Indemnitees.

18.2 By Licensor. Licensor shall at all times during the term of this Agreement and thereafter indemnify defend and hold Licensee and its directors, officers, stockholders, employees, agents and affiliates (collectively, “Licensee Indemnitees”) harmless against any and all Losses, (as defined above) that arise out of any claim, action, demand, suit, or proceeding brought against a Licensee Indemnitee by any third party to the extent attributable to or resulting from a Peptide considered in isolation, the Peptides and/or the Technology (and not attributable to or resulting from the combination of any Peptide(s) with any other substance or material (other than the Technology)), or any alleged infringement of any United States patent by any Licensor Proprietary Right. Licensor’s indemnification

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obligations under this Section 18.2 shall not apply to any Losses to the extent that they are directly attributable to the grossly negligent activities or intentional misconduct of any of the Licensee Indemnitees.

18.3 Certain Procedures Regarding Indemnification. All claims for indemnification under this Agreement shall be made as follows:

(a) In the event a third-party claim, action, suit, or proceeding is made against a party entitled to indemnification under this Section 18 (the “Indemnitee”) for which the Indemnitee would be entitled to indemnification hereunder (a “Claim”), the Indemnitee shall notify the Indemnitor of such Claim, specifying the nature and the amount of the Claim (the “Claim Notice”). The Claim Notice must be delivered promptly after the Indemnitee becomes aware of the Claim, provided that the failure of the Indemnitee to comply with such requirement shall not relieve the party required to indemnify a person under Section 18 (the “Indemnitor”) of its obligations hereunder unless the Indemnitor is materially prejudiced in the defense of the Claim due to such failure on the part of the Indemnitee. The Indemnitor shall have the right to undertake and control the defense of any Claim at its expense through counsel of its own choosing (subject to the Indemnitee’s consent to such counsel, which consent may not be unreasonably withheld or delayed). If the Indemnitor undertakes the defense of a Claim: (i) the Indemnitor shall not permit to exist any lien, encumbrance or other adverse charge upon any asset of the Indemnitee; (ii) the Indemnitor may not settle such action without first obtaining the written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, except for settlements solely covering monetary matters for which the Indemnitor acknowledges responsibility for payment; and (iii) the Indemnitor shall permit the Indemnitee (at the Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnitee.

(b) The Indemnitee agrees to preserve and provide access to all evidence in its possession or control that may be useful in defending against a Claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith at the Indemnitor’s expense. The Indemnitor’s defense of any Claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights the Indemnitor may have against the Indemnitee or any third party. So long as the Indemnitor is reasonably contesting any such Claim in good faith, the Indemnitee shall not pay or settle any such Claim.

(c) If the Indemnitor elects not to undertake the defense of the Claim, the Indemnitor shall notify the Indemnitee in writing of such election and the Indemnitee shall thereafter have the right to assume the defense of the Claim through counsel of its own choosing and contest, settle or compromise the Claim in the exercise of its exclusive discretion at the expense of the Indemnitor. All reasonable expenses incurred by the Indemnitee pursuant to this Section 18.3(c) shall be reimbursed by the Indemnitor within twenty (20) days of receipt of competent written evidence of such expenses.

19. Miscellaneous.

19.1 Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.

19.2 Governing Law; Legal Actions; Attorneys’ Fees. This Agreement shall be governed by and construed under the laws of the State of Washington. Subject to Section 19.3, the sole jurisdiction and venue for actions related to the subject matter hereof shall be the State of Washington state and U.S. federal courts having within their jurisdiction the location of Licensor’s principal place of

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business. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by Washington or U.S. federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

19.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration conducted in Seattle, Washington and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction thereof any interim or provisional relief that is necessary to protect the rights or property of that party from immediate and irreparable injury, loss or damage.

19.4 Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

19.5 Notices. All notices, requests, and other communications hereunder shall be in writing. Any notice, request, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient; (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) one (1) business day after being sent to the recipient by fax; or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Licensee:		If to Licensor:

Address:	111 Maiden Lane, Suite 600 San Francisco, CA 94108	Address:	22118 20th Avenue SE, Suite 204 Bothell, WA 98021

Fax:	(415) 273-8017	Fax:	(425) 806-2999

Attn:	Lori Bush, President and General Manager	Attn:	Vice President, Marketing and Business Development

Either party may change the address or other contact information to which notices, requests, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

19.6 Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

19.7 Force Majeure. Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money or obligations under Section 8 (Confidentiality)) if such failure is caused by acts of God, war, strikes, lack or failure of transportation facilities, laws or governmental regulations or other causes that are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure

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should obstruct performance of this Agreement for more than six (6) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing an event of force majeure shall use diligent commercial efforts in order to remedy that situation as well as to minimize its effects. A case of force majeure shall be notified to the other party within 5 days after its occurrence.

19.8 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

19.9 No Implied License. Each party recognizes that Licensor grants no license, by implication or otherwise, except for the licenses expressly set forth in this Agreement.

19.10 Basis of Bargain. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

LICENSEE: RODAN & FIELDS, LLC		LICENSOR: HELIX BIOMEDIX, INC.

By:	/s/ Lori Bush	By:	/s/ Robin Carmichael
Name: Title:	Lori Bush President & General Manager	Name: Title:	Robin Carmichael VP Marketing & Business Development

Date:	27 August, 2008	Date:	27 August, 2008

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EXHIBIT A

TECHNOLOGY

Licensor’s Pip3™ Technology for protease inhibition

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